FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: February 4, 2021

Maximus Reports Fiscal Year 2021 First Quarter Results
- Company Raises Fiscal 2021 Guidance due to COVID-Response Work -

(RESTON, Va. - February 4, 2021) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three months ended December 31, 2020.

Highlights for the first quarter of fiscal 2021 include:

•Revenue increased 15.6% to $945.6 million as compared to $818.2 million reported for the prior-year period, driven by new COVID-response work such as contact tracing, disease investigation, vaccination support, unemployment insurance program support, and other key initiatives.

•Operating income margin was 9.3% and diluted earnings per share were $1.03. The Company continues to face unfavorable headwinds related to temporary changes on mature core programs resulting from the pandemic and offsetting the growth from new work.

•Results for the quarter were ahead of consensus estimates, and in line with the Company's expectations, which put the Company on solid footing for the remainder of the year. As a result, the outlook for fiscal 2021 has improved, driven by recent awards, scope increases, and contract extensions. The Company is raising revenue and earnings guidance for fiscal 2021 with revenue expected to range between $3.400 billion and $3.525 billion and diluted earnings per share to range between $3.55 and $3.75 per share.

•A quarterly cash dividend of $0.28 for each share of our common stock outstanding payable on February 26, 2021, to shareholders of record on February 12, 2021.

"Maximus is at the forefront of providing government much needed support in their efforts to control the spread and address the challenges of the global pandemic," shared Bruce Caswell, President and Chief Executive Officer. "Recently, we expanded our pandemic-response work with new contracts supporting vaccination administration efforts. We are proud that our customers rely on our proven agility and scalability in providing effective business process services under compressed timelines. As the new administration launches many initiatives, Maximus is uniquely positioned to further leverage our core capabilities in response to President Biden's commitment to public health, social welfare, and affordable healthcare. The ongoing value of partners like Maximus was evidenced over the last year through our ability to maintain continuity of vital programs, while also supporting new economic relief and public health initiatives to ensure that individuals and families continue to have access to needed services."

First Quarter Results
For the first quarter of fiscal 2021, revenue increased 15.6% to $945.6 million as compared to $818.2 million reported for the prior-year period driven by COVID-response work including contact tracing, disease investigation, vaccination support, unemployment insurance program support, and other key initiatives. Organic growth excluding the effects of currency for the first quarter of fiscal 2021 was 14.6%. COVID-response work contributed approximately $160 million in revenue for the period.

As expected, revenue and earnings growth were offset by the ongoing impacts of the global pandemic tied to program changes on volume-based contracts which have been implemented at the direction of customers.

For the first quarter of fiscal 2021, operating income totaled $87.6 million, yielding an operating margin of 9.3%. This compares to 9.7% for the prior-year period. Results were in line with the Company's expectations but with some variability between the segments.

U.S. Services Segment
Revenue in the U.S. Services Segment for the first quarter of fiscal 2021 increased 23.3% to $384.9 million compared to $312.3 million reported for the prior-year period. An estimated $114 million of COVID-response work contributed to the segment's revenue.

Operating margin for the first quarter of fiscal 2021 was 16.0% compared to 18.6% reported for the prior-year period. As expected, margins were depressed by temporary program changes and lower revenue and profit from performance-based contracts as a result of the global pandemic.

There continues to be a significant revenue and profit headwind resulting from lower volumes on some of the Company's largest state Medicaid programs. State customers must adhere to certain conditions as they continue utilizing enhanced U.S. Federal matching funds for Medicaid. This includes pausing Medicaid redeterminations to ensure beneficiaries have continued access to vital healthcare services during the global public health crisis. Redeterminations are a significant level of activity within certain Medicaid programs.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the first quarter of fiscal 2021 increased to $405.2 million compared to $366.6 million reported for the prior-year period. The Census contract contributed $60 million in the period compared to $70 million in the prior year period. Excluding the Census contract, organic growth for this segment was 13.5% and driven principally by an estimated $46 million of revenue from COVID-response work.

Due to a delay in executing a contract, approximately $4 million of revenue and profit was not recognized in the first quarter. Subsequent to December 31, 2020, the Company finalized the contract and will record revenue and profit in the second quarter of fiscal 2021.

As a result, operating margin for the first quarter of fiscal 2021 was 7.5% compared to 8.6% reported for the prior-year period, coming in slightly lower than the Company's expectations.

We continue to expect the segment to deliver operating margins in the range of 6% to 7% for fiscal 2021. Operating margin for the segment's second quarter of fiscal 2021 (including the $4 million of revenue and profit benefit) is expected to step down. The segment has been able to successfully backfill some of the temporary shortfalls created by reduced volumes, revenue, and profit from accretive, performance-based contracts with COVID-response work.

Outside the U.S. Segment
Outside the U.S. Segment revenue for the first quarter of fiscal 2021 increased 11.5% to $155.4 million compared to $139.4 million reported for the prior-year period. Organic growth excluding the effects of currency was 4.8%.

Operating income for the first quarter of fiscal 2021 was $4.5 million which yielded an operating margin of 2.9%. This compares to an operating loss of $1.0 million and an operating loss percentage of 0.7% reported for the prior-year period. The result was better than expected and primarily due to job placement activities in

Australia driven by a seasonal spike in demand for qualified job seekers during the holiday season. The Company views this seasonal spike as unique to the first quarter in fiscal 2021.

Nevertheless, the Company is experiencing strong demand for employment services across all international operations. Volumes on current programs, most notably Australia, are expected to drive strong revenue growth in the second half of fiscal 2021. Expected new work in the segment will supplement this growth but this work will incur losses during the ramp up phase, with profit improvement as these new programs mature.

While the additional new employment services work will have a negative profit impact in the early stages, the new work is expected to yield solid operating margins over the life of each program. The Company expects these start-up programs will put the segment in a loss position in the second quarter, with steady improvement through the remainder of the year. The segment is expected to be approximately breakeven on an operating income basis for fiscal 2021.

Maximus enjoys a long history, strong reputation, and demonstrated success in delivering employment services. The investment is anticipated to position the segment for favorable economics over the life of the contracts, outweighing the temporary adverse impact in profit for the remainder of fiscal 2021.

Sales and Pipeline
Year-to-date signed contract awards at December 31, 2020, totaled $594 million and contracts pending (awarded but unsigned) totaled $1.1 billion. These awards reflect total contract value.
The sales pipeline at December 31, 2020, was $31.6 billion (comprised of approximately $3.6 billion in proposals pending, $1.4 billion in proposals in preparation, and $26.7 billion in opportunities tracking).

Mr. Caswell continued, "I'm pleased that our new work pipeline continues to be strong, representing about 71% of the total pipeline. We have good opportunities across all three segments. For the COVID-response work, it's remarkable how quickly this work is being bid. Often, it enters our pipeline and then quickly exits as it becomes awarded."

Balance Sheet and Cash Flows
Cash and cash equivalents at December 31, 2020, totaled $132.6 million. There were no outstanding draws on the Company's corporate credit facility at the end of the first quarter of fiscal 2021.

For the three months ended December 31, 2020, cash from operations totaled $98.1 million and free cash flow was $89.0 million. Days sales outstanding (DSO) were 75 days at December 31, 2020 compared to 77 days at September 30, 2020.

On January 8, 2021, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on February 26, 2021, to shareholders of record on February 12, 2021.

Increased Outlook
Maximus is increasing revenue, earnings, and cash flow guidance for fiscal 2021 following recent awards, scope increases, and contract extensions related to COVID-response work. The Company anticipates fiscal 2021 revenue will range between $3.400 billion and $3.525 billion and diluted earnings per share will range between $3.55 and $3.75 per share.

Cash from operations are expected to range between $350 million and $400 million and free cash flow between $310 million and $360 million. Expectations for fiscal 2021 effective tax rate and weighted average shares remain unchanged from the November 19, 2020, earnings call.
The COVID-response work is providing a positive tailwind but it has shorter periods of performance than core contracts. As previously discussed, there is no assurance that the conclusion of positive impacts from COVID-response work will coincide with the return of core contracts to previous volume and performance levels.
Earnings continue to be impacted by unfavorable headwinds related to the pandemic and the temporary changes on mature core programs. The result has been a reduction in accretive revenue which continues to temper operating income margins and diluted earnings per share. The Company anticipates that as the world emerges from the pandemic, many of these programs will begin to return to historical volume levels.
Mr. Caswell added, "Maximus is well positioned to be a transformative partner for government. We offer scalable, cost-effective, and operationally efficient services for a wide range of government programs. We believe our portfolio mix of core business, near adjacencies, and new growth platforms will allow us to achieve a healthy growth trajectory for years to come. Our ability to quickly respond to unprecedented customer demand in the wake of the global health crisis further cements our unparalleled position as the partner of choice for critical government services delivery."
Conference Call and Webcast Information
Maximus will host a conference call this morning, February 4, 2021, at 9:00 a.m. (ET).

The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)

For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.

About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With more than 34,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
This release refers to non-GAAP measures and other indicators, including organic growth, free cash flow, and days sales outstanding.

A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our Annual Report on Form 10-K.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies, and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties such as those related to the impact of the pandemic including but not limited to:
•The ultimate duration of the pandemic
•The threat of further negative pandemic-related impacts
•Delays in our core programs returning to normal volumes and operations
•The potential impacts resulting from budget challenges with our government clients
•The possibility of delayed or missed payments by customers
•The potential for further supply chain disruptions impacting IT or safety equipment
•The impact of further legislation and government policies on the programs we operate

These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2020, which was filed with the Securities and Exchange Commission on November 19, 2020 and found on maximus.com.

Maximus, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2020	2019
Revenue	$945,554	$818,229
Cost of revenue	739,499	642,779
Gross profit	206,055	175,450
Selling, general and administrative expenses	111,967	87,227
Amortization of intangible assets	6,516	9,088
Operating income	87,572	79,135
Interest expense	206	484
Other (expense)/income, net	(775)	719
Income before income taxes	86,591	79,370
Provision for income taxes	22,514	20,636
Net income	$64,077	$58,734
Basic earnings per share	$1.03	$0.91
Diluted earnings per share	$1.03	$0.91
Dividends paid per share	$0.28	$0.28
Weighted average shares outstanding:
Basic	62,038	64,597
Diluted	62,135	64,758

Maximus, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2020	September 30, 2020
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$132,597	$71,737
Accounts receivable — billed and billable, net of allowance of $6,579 and $6,051	662,059	622,871
Accounts receivable — unbilled	120,764	163,332
Income taxes receivable	2,472	2,075
Prepaid expenses and other current assets	68,935	72,543
Total current assets	986,827	932,558
Property and equipment, net	62,548	66,721
Capitalized software, net	40,434	38,033
Operating lease right-of-use assets	165,448	177,159
Goodwill	595,927	593,129
Intangible assets, net	140,484	145,893
Deferred contract costs, net	21,294	20,891
Deferred compensation plan assets	42,350	36,819
Deferred income taxes	222	1,915
Other assets	10,699	11,584
Total assets	$2,066,233	$2,024,702
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$266,038	$253,338
Accrued compensation and benefits	93,443	137,101
Deferred revenue	58,307	51,655
Income taxes payable	22,685	5,377
Current portion of long-term debt and other borrowings	14,159	10,878
Operating lease liabilities	72,482	80,748
Other current liabilities	20,286	22,071
Total current liabilities	547,400	561,168
Deferred revenue, less current portion	27,428	27,311
Deferred income taxes	24,417	24,737
Long-term debt, less current portion	18,481	18,017
Deferred compensation plan liabilities, less current portion	45,304	38,654
Operating lease liabilities, less current portion	95,678	104,011
Other liabilities	9,214	8,985
Total liabilities	767,922	782,883
Shareholders’ equity:
Common stock, no par value; 100,000 shares authorized; 61,452 and 61,504 shares issued and outstanding at December 31, 2020, and September 30, 2020, respectively	520,357	513,959
Accumulated other comprehensive loss	(35,715)	(42,638)
Retained earnings	813,669	770,498
Total shareholders' equity	1,298,311	1,241,819
Total liabilities and shareholders' equity	$2,066,233	$2,024,702

Maximus, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2020	2019
Cash flows from operations:
Net income	$64,077	$58,734
Adjustments to reconcile net income to cash flows from operations:
Depreciation and amortization of property, equipment and capitalized software	11,817	15,318
Amortization of intangible assets	6,516	9,088
Deferred income taxes	1,298	422
Stock compensation expense	6,062	5,397

Change in assets and liabilities, net of effects of business combinations
Accounts receivable — billed and billable	(35,729)	(31,016)
Accounts receivable — unbilled	43,538	2,013
Prepaid expenses and other current assets	4,893	4,063
Deferred contract costs	(205)	848
Accounts payable and accrued liabilities	11,199	2,403
Accrued compensation and benefits	(35,682)	6,842
Deferred revenue	5,757	(1,345)
Income taxes	16,947	13,984
Operating lease right-of-use assets and liabilities	(4,927)	(1,622)
Other assets and liabilities	2,554	2,138
Cash flows from operations	98,115	87,267

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(9,094)	(10,487)
Other	(159)	25
Cash used in investing activities	(9,253)	(10,462)

Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,207)	(17,913)
Purchases of Maximus common stock	(3,363)	(1,898)
Tax withholding related to RSU vesting	(9,818)	(10,614)
Borrowings of debt	147,852	83,419
Repayment of debt	(146,188)	(86,301)
Other	(2,763)	(493)
Cash used in financing activities	(31,487)	(33,800)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	3,882	1,452

Net increase in cash, cash equivalents, and restricted cash	61,257	44,457

Cash, cash equivalents, and restricted cash, beginning of period	88,561	116,492

Cash, cash equivalents, and restricted cash, end of period	$149,818	$160,949

Maximus, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2020	% (1)	2019	% (1)
Revenue:
U.S. Services	$384,934		$312,281
U.S. Federal Services	405,245		366,571
Outside the U.S.	155,375		139,377
Total	$945,554		$818,229

Gross Profit:
U.S. Services	$99,002	25.7%	$89,590	28.7%
U.S. Federal Services	82,496	20.4%	70,821	19.3%
Outside the U.S.	24,557	15.8%	15,039	10.8%
Total	$206,055	21.8%	$175,450	21.4%

Selling, general, and administrative expense:
U.S. Services	$37,456	9.7%	$31,398	10.1%
U.S. Federal Services	52,252	12.9%	39,239	10.7%
Outside the U.S.	20,032	12.9%	16,053	11.5%
Other (2)	2,227	NM	537	NM
Total	$111,967	11.8%	$87,227	10.7%

Operating income:
U.S. Services	$61,546	16.0%	$58,192	18.6%
U.S. Federal Services	30,244	7.5%	31,582	8.6%
Outside the U.S.	4,525	2.9%	(1,014)	(0.7)%
Amortization of intangible assets	(6,516)	NM	(9,088)	NM
Acquisition-related expenses	(1,873)	NM	—	NM
Other (2)	(354)	NM	(537)	NM
Total	$87,572	9.3%	$79,135	9.7%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)    Other selling, general, and administrative expenses includes credits and costs that are not allocated to a particular segment.

Maximus, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,
	2020	2019
Cash flows from operations	$98,115	$87,267
Purchases of property and equipment and capitalized software costs	(9,094)	(10,487)
Free cash flow	$89,021	$76,780

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